Exhibit 99.1

InvenSense® Announces Steven Nasiri CEO and Chairman to Step Down and Behrooz

Abdi Appointed as CEO and President Effective October 24, 2012

Mr. Nasiri to Continue as a Member of the Board of Directors and Remain as An Executive of the Company

Through the End of the Year

SUNNYVALE, Calif., October 23, 2012 – InvenSense, Inc. (NYSE: INVN), the leading provider of MotionTracking™ devices for consumer electronic devices announced that Mr. Steven Nasiri, company Founder, CEO and Chairman will be stepping down. Mr. Nasiri will continue to provide his expertise and insights as a member of the Board of Directors and will continue to serve as an executive of the Company through the end of the calendar year to provide for an orderly transition. Mr. Nasiri founded the company in 2003 and has served as its CEO and Chairman the entire time.

Effective October 24, 2012, Behrooz Abdi has been appointed as Chief Executive Officer and President and will work closely with Mr. Nasiri during the transition. Mr. Abdi has served on InvenSense’s Board of Directors since June 2011 and has worked extensively with the Board and the Company for the past 15 months. Prior to accepting the CEO role, Mr. Abdi was an Executive Vice President and General Manager for NetLogic Microsystems, Inc., a leader in intelligent semiconductor solutions for the internet, since November 2009. Mr. Abdi served as the President and Chief Executive Officer of RMI Corporation (also known as Raza Microelectronics Inc.), a fabless semiconductor company, from November 2007 to October 2009. He served as Senior Vice President and General Manager of CDMA Technologies (QCT) at Qualcomm, Inc., a provider of wireless technology and services, from March 2004 to November 2007. Prior to joining Qualcomm, he held leadership and engineering positions at Motorola, Inc. where he served as Vice President and General Manager for Motorola’s radio products division, in charge of RF and mixed signal ICs for the wireless mobile market. He currently is a director at Tabula, Inc. and Exar Corporation. Mr. Abdi holds a B.S. from Montana State University and an M.S. from the Georgia Institute of Technology, both in Electrical Engineering.

“Steve has built a world class technology organization and under his leadership InvenSense has emerged as a leader in MotionTracking,” stated Behrooz Abdi. “I want to thank Steve for giving me the opportunity to serve on the Board and I also want to thank the Board of Directors for their confidence in me. I am excited to work with the InvenSense team during the next phase of the company and realize our vision of building the undisputed leader in MEMS technology.”

“We are very proud of what we have accomplished since the start of the company in 2003. I look forward to continuing to serve the company and its shareholders as the member of the Board of Directors” stated Steve Nasiri, “We are the first company to succeed as an independent Fabless MEMS company, we brought motion interface to the consumer market, and we have been recognized as the technology leader shipping the world’s first: dual axis gyro in 2007, three axis gyro in 2009, six axis gyro and accelerometer motion processor in 2011 and nine axis gyro, accelerometer and compass motion processor in 2012.”

About InvenSense

InvenSense, Inc. (NYSE: INVN) is the leading provider of MotionTracking™ solutions for consumer electronic devices in the world. The company’s patented Nasiri-Fabrication platform and patent-pending MotionFusion™ technology address the emerging needs of many mass-market consumer applications such as, improved performance, accuracy, and intuitive motion- and gesture-based interfaces. InvenSense technology can be found in consumer electronic markets including smartphones, tablets, gaming devices, optical image stabilization, and remote controls for Smart TVs. InvenSense is headquartered in Sunnyvale, California and has offices in China, Taiwan, Korea, Japan, and Dubai. More information can be found at www.invensense.com.

©2012 InvenSense, Inc. All rights reserved. InvenSense, MotionTracking, MotionProcessing, MotionProcessor, MotionFusion, MotionApps, DMP, and the InvenSense logo are trademarks of InvenSense, Inc. Other company and product names may be trademarks of the respective companies with which they are associated.

For Investor Inquiries, Contact:

Alan Krock

Chief Financial Officer

ir@invensense.com

For Press Inquiries, Contact:

David Almoslino

408.988.7339 x285

dalmoslino@invensense.com